Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CNH Industrial N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value €0.01 per share	Other	250,000(2)	$10.27	$2,567,500.00	0.00014760	$378.96

Total Offering Amounts					$2,567,500.00		$378.96

Total Fee Offsets							—

Net Fee Due							$378.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional common shares, par value €0.01 per share (“Common Shares”) of CNH Industrial N.V. (the “Registrant”) which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Shares.

(2)

Represents Common Shares issuable upon the vesting, exercise or settlement, as applicable, of equity awards issued pursuant to the CNH Industrial N.V. Equity Incentive Plan, as amended and restated from time to time.

(3)

Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of Common Shares as reported on the New York Stock Exchange on June 4, 2024 (rounded up to the nearest cent).